Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264191

Prospectus Supplement No. 9 to Prospectus dated May 15, 2023

ONFOLIO HOLDINGS INC.

6,199,863 Shares of Common Stock Issuable Upon the Exercise of Warrants

This Prospectus Supplement No. 9 (“Prospectus Supplement No. 9”) relates to the Prospectus of Onfolio Holdings Inc., dated May 15, 2023 (the “Prospectus”), relating to 6,199,883 shares of common stock issuable upon the exercise of warrants, including 6,117,250 shares of common stock issuable upon exercise of warrants issued to investors in our initial public offering (the “publicly-traded warrants”) and 82,613 of common stock issuable upon the exercise of warrants issued to the representative of the underwriters in our initial public offering.

This Prospectus Supplement No. 9 is being filed to update the Prospectus and include the information set forth in our Reports on Form 8-K and Form 8-K/A, which were filed with the Securities and Exchange Commission on January 4, 2024 and March 15, 2024, respectively.

This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus and (i) Prospectus Supplement No. 8  filed with the Securities and Exchange Commission on December 13, 2023 (ii) Prospectus Supplement No. 7  filed with the Securities and Exchange Commission on November 15, 2023 (iii) Prospectus Supplement No. 6 filed with the Securities and Exchange Commission on November 6, 2023  (iv) Prospectus Supplement No. 5 filed with the Securities and Exchange Commission on October 27, 2023 (v) Prospectus Supplement No. 4 filed with the Securities and Exchange Commission on October 18, 2023 (vi) Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on August 14, 2023 (vii) Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 15, 2023 and (viii) Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on May 16, 2023 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock and publicly-traded warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. On March 15, 2024, the closing price of our common stock and publicly-traded warrants on the NASDAQ Capital Market was $.449 and $.044, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

Investing in our shares of common stock and publicly-traded warrants (collectively, “securities”) involves a high degree of risk. See the section of the Prospectus entitled “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is March 18, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2023

ONFOLIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41466	37-1978697
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1007 North Orange Street, 4th Floor, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (682) 990-6920

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ONFO	Nasdaq Capital Market
Warrants To Purchase Common Stock	ONFOW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On January 4, 2024, Onfolio Holdings, Inc. (the "Company'') filed with the Securities and Exchange Commission a Current Report on Form 8-K (the "Original Form 8-K") disclosing, among other things, that on December 31, 2023 it had completed the purchase of substantially all of the assets utilized in the operation of the business of RevenueZen LLC, an Oregon limited liability company ("RevenueZen").

This Current Report on Form 8-K/A amends and supplements the Original Form 8-K to provide the disclosures required by Item 9.01 of Form 8-K, which were not previously filed with the Original Form 8-K, including the required financial statements of ReveunueZen and the required pro forma financial statements. Except as otherwise provided herein, the other disclosures made in the Original Form 8-K remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Audited Financial Statements of ReveunueZen for the years ended December 31, 2023 and 2022 are attached hereto as Exhibit 99.1 and incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma financial statements and explanatory notes relating to the Company's acquisitions of ReveunueZen are attached hereto as Exhibit 99.2 and incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description
99.1	Financial Statements of RevenueZen
99.2	Proforma Financial Information
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONFOLIO HOLDINGS INC.

Date: March 15, 2023	By:	/s/ Dominic Wells
Dominic Wells,
Chief Executive Officer

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